     THIS SECURITY IS A BOOK-ENTRY SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK LIMITED PURPOSE TRUST COMPANY ("DTC"), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION FOR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                              BOOK-ENTRY SECURITY
No. 1                                                         U.S. $200,000,000
CUSIP 902917AG8

                            WASTE MANAGEMENT, INC.
                    6-1/8% MANDATORILY TENDERED SENIOR NOTE
                                    DUE 2011


     WASTE MANAGEMENT, INC. (formerly known as USA WASTE SERVICES, INC.), a Delaware corporation (the "Company"), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company, the principal sum of $200,000,000 U.S. dollars on July 15, 2011 in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on January 15 and July 15 in each year (each an "Interest Payment Date'), to the person in whose name the Security is registered at the close of business on the record date for such interest which shall be the preceding December 31 or June 30, respectively, payable commencing January 15, 1999, with interest on January 15, 1999 consisting of interest accrued from July 17, 1998.


     The rate of interest on this Security shall be 6-1/8% per annum to but excluding July 15, 2001 (the "Remarketing Date"). If, acting pursuant to the Remarketing Agreement dated as of July 17, 1998 (the "Remarketing Agreement") between J.P. Morgan Securities Inc., as Remarketing Dealer (the "Remarketing Dealer") and the Company, the Remarketing Dealer elects to remarket the Securities on the Remarketing Date, then, from and including the Remarketing Date the interest rate on the Securities shall be reset to but excluding July 15, 2011 (the "Stated Maturity Date"), and the rate of interest shall be determined by the Remarketing Dealer in accordance with the procedures set forth in Section 4 on the reverse hereof. If the Remarketing Dealer elects to remarket the Securities on the Remarketing Date, then this Security shall be subject to mandatory tender to the Remarketing Dealer for remarketing on such Remarketing Date, on the terms and subject to the conditions set forth on the reverse hereto. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     If the Remarketing Dealer for any reason does not purchase all of the Securities on the Remarketing Date, then the Company shall repurchase on such Remarketing Date, at a price equal to 100% of the principal amount of the Securities plus all accrued interest, if any, on the Securities to (but excluding) the Remarketing Date, any Securities that have not been purchased by the Remarketing Dealer on the Remarketing Date.

     This Security will be redeemable by the Company on and after the Remarketing Date pursuant to the terms and conditions set forth on the reverse hereof.

     Reference is made to the further provisions of this Security set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

     The statements in the legend set forth above are an integral part of the terms of this Security and by acceptance hereof the Holder of this Security agrees to be subject to, and bound by, the terms and provisions set forth in such legend.

     This Security is issued in respect of a series of Securities of an aggregate of U.S. $600,000,000 in principal amount designated as the 6-1/8% Mandatorily Tendered Senior Notes due 2011 of the Company and is governed by the Indenture dated as of September 10, 1997, duly executed and delivered by the Company to Chase Bank of Texas, National Association, as trustee (the "Trustee"), as supplemented by Board Resolutions (as defined in the Indenture) (such Indenture and Board Resolutions, collectively, the "Indenture"). The terms of the Indenture are incorporated herein by reference. This Security shall in all respects be entitled to the same benefits as definitive Securities under the Indenture.

     If and to the extent that any provision of the Indenture limits, qualifies, or conflicts with any other provision of the Indenture which is required to be included in the Indenture or is deemed applicable to the Indenture by virtue of the provisions of the Trust Indenture Act of 1939, as amended, such required provision shall control.

     The Company hereby irrevocably undertakes to the Holder hereof to exchange this Book-Entry Security in accordance with the terms of the Indenture without charge.

     This Security shall not be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been manually signed by the Trustee under the Indenture.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

                                   WASTE MANAGEMENT, INC.,
                                   a Delaware corporation

                                   By:
                                       ------------------------------------
                                       Earl E. DeFrates
                                       Executive Vice President and
                                       Chief Financial Officer



[Corporate Seal]

Attest:

By:
    --------------------------------
    Gregory T. Sangalis
    Vice President and Secretary



                         CERTIFICATE OF AUTHENTICATION

     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: July 17, 1998

                              CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, as
                               Trustee

                              By:
                                 ----------------------------------------------
                                             Authorized Signatory

                         REVERSE OF BOOK-ENTRY SECURITY

                             WASTE MANAGEMENT, INC.

                6-1/8% MANDATORILY TENDERED SENIOR NOTE DUE 2011


     This Book-Entry Security is one of a duly authorized issue of Securities or other evidences of indebtedness of the Company (the "Securities") of the series hereinafter specified, all issued or to be issued under and pursuant to the Indenture, to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. This Security is one of a series designated as the 6-1/8% Mandatorily Tendered Senior Notes due 2011 of the Company, limited in aggregate principal amount to $600,000,000. The Securities are sometimes referred to herein as the "Notes."

1.   Definitions.

     (a)  The following terms have the following meanings:

          "Base Rate" means 5.585% per annum.

          "Business Day" means any day other than a Saturday or Sunday or other day on which banking institutions in the City of New York are authorized or obligated by law, executive order or governmental decree to be closed.

          "Call Price" means the fair market value of the embedded interest rate option implicit in the Remarketing Dealer's right to purchase at par and remarket on the Remarketing Date, pursuant to this Agreement, of any Notes not purchased (due to the prior termination of this Agreement or otherwise) by the Remarketing Dealer on the Remarketing Date (such principal amount of Notes, the "Unpurchased Notes"). This amount shall equal:

               (i) if the Remarketing Dealer's request for the Call Price payment is made before the Determination Date, the Commercially Reasonable Option Value on the date of such request;

               (ii) if the Remarketing Dealer's request for the Call Price payment is made on or after the Determination Date, the amount, if positive, equal to: (x) the Dollar Price less the Original Amount of Notes, multiplied by (y) a fraction, the numerator of which is the Unpurchased Notes and the denominator of which is the Original Amount of Notes.

          "Commercially Reasonable Option Value" means, on any date, the amount determined by the Remarketing Dealer on such date under Section 6(e) of the Master Agreement on a "Market Quotation" basis in respect of the embedded interest rate option implicit in the Remarketing Dealer's option to purchase at par the Unpurchased Notes on the Remarketing Date, as if a "Termination Event" had occurred on such specified date under such interest rate option with respect to the Company under the Master Agreement and the Company was the "Affected Party". The determination of the Commercially Reasonable Option Value shall be made using the provisions of the Master Agreement regardless of any termination of the Master Agreement.

          "Comparable Treasury Issue" means the United States Treasury security selected by the Remarketing Dealer as having an actual maturity on the Determination Date (or the United States Treasury securities selected by the Remarketing Dealer to derive an interpolated yield to maturity on such Determination Date) comparable to the remaining term of the Notes.

          "Comparable Treasury Price" means (a) the offer price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) on the Determination Date, as set forth on Telerate Page 500 (as defined below), adjusted to reflect settlement on the Remarketing Date, if prices quoted on Telerate Page 500 are for settlement on any date other than the Remarketing Date, or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day, (i) the average of five Reference Treasury Dealer Quotations (as defined below) for the Remarketing Date, excluding the highest and lowest of such Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or (ii) if the Remarketing Dealer obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.
The Remarketing Dealer shall have the discretion to select the time at which the Comparable Treasury Price is determined on the Determination Date.

          "Dollar Price" means the discounted present value to the Remarketing Date of the cash flows on a bond

               (i) with a principal amount equal to the aggregate principal amount of the Notes,

               (ii)   maturing on the Stated Maturity Date, and

               (iii)  bearing interest at a rate equal to the Base Rate,

     using a discount rate equal to the Treasury Rate (defined below), payable semi-annually (assuming a 360-day year consisting of twelve 30-day months) on the Interest Payment Dates of the Notes from and including the Remarketing Date to but excluding the Stated Maturity Date.

          "Master Agreement" means the ISDA Master Agreement dated as of June 30, 1995 between the Company and J.P. Morgan Securities Inc., as amended

          "Original Amount of Notes" means the principal amount of the Notes issued by the Company on the date hereof.

          "Reference Corporate Dealer" means J.P. Morgan Securities Inc.; Donaldson, Lufkin & Jenrette Securities Corporation; BancAmerica Robertson Stephens; Chase Securities, Inc.; and Deutsche Bank Securities. If any of such persons shall cease to be a leading dealer of publicly-traded debt securities of the Company, then the Remarketing Dealer may replace, with the approval of the Company (not to be unreasonably withheld), such person with any other leading dealer of publicly-traded debt securities of the Company.

          "Reference Treasury Dealer" means a primary U.S. Government securities dealer in The City of New York (which may include the Remarketing Dealer) selected by the Remarketing Dealer.

          "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer price(s) for the Comparable Treasury Issue (expressed as a percentage of its principal amount) for settlement on the Remarketing Date, quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.

          "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in clause (a) of the definition of Comparable Treasury Price as may replace Dow Jones Markets Limited.

          "Treasury Rate" means the annual rate equal to the semi-annual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity on the Determination Date of the Comparable Treasury Issue (defined above) for value on the Remarketing Date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined above).

     (b) Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein.

2.   Mandatory Tender on each Remarketing Date; Purchase and Settlement.

               On a Business Day not later than fifteen Business Days prior to the Remarketing Date (the "Notification Date"), the Remarketing Dealer will notify the Company and the Trustee as to whether it elects to purchase the Notes on the Remarketing Date. If, and only if, the Remarketing Dealer so elects, the Notes shall be subject to mandatory tender to the Remarketing Dealer for purchase and remarketing on the Remarketing Date, upon the terms and subject to the conditions described herein. The purchase price of the Notes shall be equal to 100% of the principal amount thereof. No holder or beneficial owner of any Securities shall have any rights or claims under the Remarketing Agreement or against the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such Securities on the Remarketing Date.

3.   Maintenance of Book-Entry System.

          (a) The tender and settlement procedures with respect to the Securities set forth in the Remarketing Agreement shall be subject to modification, without the consent of the holders of the Securities, to the extent required by DTC or, if the book-entry system is no longer available for the Securities at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of Securities in certificated form. In addition, the Remarketing Dealer may modify the settlement procedures without the consent of the holders of the Securities in order to facilitate the settlement process.

          (b) The Company hereby agrees with the Trustee and the holders of Securities that (i) at all times, it will use its best efforts to maintain the Securities in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the Securities in book-entry form and (ii) it waives any discretionary right that it otherwise may have under the Indenture to cause the Securities to be issued in certificated form.

4.   Determination of Reset Interest Rates; Notification Thereto.

     The Remarketing Dealer shall determine a new stated interest rate on the Notes as of the Remarketing Date (the "Interest Rate to Maturity") on the third Business Day immediately preceding the Remarketing Date (the "Determination Date") by soliciting by 3:30 p.m., New York City time, the Reference Corporate Dealers for firm, committed bids to purchase all outstanding Notes at the Dollar Price and by selecting the lowest such firm, committed bid (regardless of whether each of the Reference Corporate Dealers actually submits a bid). Each bid shall be expressed in terms of the Interest Rate to Maturity that the Notes would bear (quoted as a spread over the Base
Rate), based on the following assumptions:

               (i) the Notes would be sold to such Reference Corporate Dealer on the Remarketing Date for settlement on the same day;

               (ii)   the Notes would mature on the Stated Maturity Date; and

               (iii) the Notes would bear interest from and including the Remarketing Date to but excluding the Stated Maturity Date at a stated rate equal to the Interest Rate to Maturity bid by such Reference Corporate Dealer, payable semi-annually on the interest payment dates for the Notes.

          The Interest Rate to Maturity announced by the Remarketing Dealer as a result of such process will be quoted to the nearest one hundred-thousandth (0.00001) of one percent per annum and, absent manifest error, will be binding and conclusive upon holders of the Notes, the Company and the Trustee. Except as set forth below, the Remarketing Dealer shall have the discretion to select the time at which the Interest Rate to Maturity is determined on the Determination Date.

          The Remarketing Dealer shall have the right in its sole discretion to either (i) remarket the Notes for its own account or (ii) sell the Notes to the Reference Corporate Dealer submitting the lowest firm, committed bid pursuant to this section 4. If two or more Reference Corporate Dealers submit equivalent bids which constitute the lowest firm, committed bid, the Remarketing Dealer may in its sole discretion elect to sell the Notes to any such Reference Corporate Dealer.

          If the Remarketing Dealer has elected to remarket the Notes as provided in section 2 and this section 4, then it shall notify the Company, the Trustee and DTC by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 5:00 p.m., New York City time, on the Determination Date of the Interest Rate to Maturity applicable to the Notes effective from and including the Remarketing Date.

5.   Repurchase.

     If the Remarketing Dealer for any reason does not purchase all of the Securities on the Remarketing Date, then the Company shall repurchase on such Remarketing Date, at a price equal to 100% of the principal amount of the Securities plus all accrued interest, if any, on the Securities to (but excluding) the Remarketing Date, any Securities that have not been purchased by the Remarketing Dealer on the Remarketing Date.

6.   Redemption.

     (a)   On the Remarketing Date.

          If the Remarketing Dealer has elected to remarket the Notes on the Remarketing Date in accordance with sections 2 and 4 hereof, the Company may irrevocably elect to exercise its right to redeem the Notes, in whole but not in part, from the Remarketing Dealer on the Remarketing Date, by giving written notice of such election to the Remarketing Dealer no later than the later of

          (i)  the Business Day immediately prior to the Determination Date or

          (ii) if fewer than three Reference Corporate Dealers submit firm, committed bids in accordance with section 4 hereof, immediately after the deadline set by the Remarketing Dealer for receiving such bids has passed;

and by paying the amount equal to the greater of (x) 100% of the aggregate principal amount of the Notes and (y) the Dollar Price with respect to such Notes.

     In either such case, the Company shall pay such redemption price for the Notes in same-day funds by wire transfer on the Remarketing Date to an account designated by the Remarketing Dealer. For purposes of calculating the Dollar Price, the Remarketing Dealer shall be deemed to have made the request for the Dollar Price on the date the Company makes its election to redeem the Notes.

     (b)  After the Remarketing Date.

     After the Remarketing Date, if the Remarketing Dealer has elected to remarket the Notes on the Remarketing Date, the Notes will be redeemable (a "Post-Remarketing Redemption"), in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) (determined on the third Business Day preceding such redemption date), plus, in each case, accrued and unpaid interest thereon to (but excluding) the redemption date.

     Notice of any Post-Remarketing Redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption pursuant to a Post-Remarketing Redemption.

     "Adjusted Treasury Rate" means (i) the arithmetic means of the yields under the heading "Week Ending" published in the Statistical Release most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to the maturity, as of the redemption date, of the principal being redeemed plus (ii) 0.10%. If no maturity set forth under such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the maturity of such principal shall be calculated pursuant to the immediately preceding sentence, and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the Notes, then such other reasonably comparable index which shall be designated by the Company.

7.   Tax Treatment; Agreement to Tender.

     The Company and the holders of this Security (and each holder of a beneficial interest herein) by accepting this Security, agree to treat the Notes as fixed rate debt instruments that mature on the Remarketing Date for United States Federal income tax purposes. Furthermore, each holder of this Security irrevocably agrees that this Security shall automatically be tendered to the Remarketing Dealer if the Remarketing Dealer elects to remarket the Securities on the terms and conditions as set forth herein.

8.   Method of Payment.

     The Company shall pay interest on the Securities (except Defaulted Interest) to the persons who are the registered Holders at the close of business on the Regular Record Date immediately preceding the Interest Payment Date. Any such interest not so punctually paid ("Defaulted Interest"), may be paid to the persons who are registered Holders at the close of business on a Special Record Date for the payment of such Defaulted Interest, or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Securities may then be listed if such manner of payment shall be deemed practicable by the Trustee, as more fully provided in the Indenture referred to below. Except as provided below, the Company shall pay principal and interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts ("U.S. Legal Tender"). Payments in respect of the Book-Entry Securities (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. Payments in respect of Securities in definitive form (including principal, premium, if any, and interest) will be made at the office or agency of the Company maintained for such purpose within the Borough of Manhattan, The City of New York, or at the option of the Company, payment of interest may be made by check mailed to the Holders on the Regular Record Date or on the Special Record Date at their addresses set forth in the Security Register of Holders.

9.   Paying Agent and Registrar.

     Initially, Chase Bank of Texas, National Association (the "Trustee") will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar at any time upon notice to the Trustee and the Holders. The Company or any of its Subsidiaries may, subject to certain exceptions, act as Paying Agent, Registrar or co-Registrar.

10.  Indenture.

     This Security is one of a duly authorized issue of Securities of the Company issued and to be issued in one or more series under an Indenture, dated as of September 10, 1997 (the "Indenture"), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture, all indentures supplemental thereto, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture, and those terms stated in the Resolutions of the Pricing Committee of the Board of Directors of the Company dated July 14, 1998 (the "Resolutions"). The Securities are subject to all such terms, and Holders of Securities are referred to the Indenture, all indentures supplemental thereto, said Act and said Resolutions for a statement of them. The Securities of this series are general unsecured obligations of the Company limited in aggregate principal amount to $600,000,000.

11.  Denominations; Transfer; Exchange.

     The Securities are issued in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. A Holder may register the transfer of, or exchange, Securities in accordance with the Indenture. The Securities Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

12.  Person Deemed Owners.

     The registered Holder of a Security may be treated as the owner of it for all purposes.

13.  Amendment; Supplement; Waiver.

     Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented, and any existing Event of Default or compliance with any provision may be waived, with the written consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Securities to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any Holder of a Security. Any such consent or waiver by the Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and any Securities which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

14.  Defaults and Remedies.

     If an Event of Default occurs and is continuing, then in every such case, the Trustee or the Holders of 25% in aggregate principal amount of the Securities then outstanding may declare the principal amount of all the Securities to be due and payable immediately in the manner and with the effect provided in the Indenture. Notwithstanding the preceding sentence, however, if at any time after the unpaid principal amount of the Securities shall have been so declared due and payable and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay all overdue installments of interest, if any, upon all of the Securities and the principal of any and all Securities which shall have become due otherwise than by acceleration and any interest thereon at the rate prescribed therefor herein and, to the extent that payment of such interest is lawful, interest upon overdue interest at the rate prescribed therefor herein, as well as the reasonable compensation, disbursements, expenses and advances of the Trustee, and any and all defaults under the Indenture, other than the nonpayment of such portion of the principal amount of and accrued interest, if any, on such Securities which shall become due by acceleration, shall have been cured or shall have been waived or provision deemed by the Trustee to be adequate shall have been made therefor -- then in every such case the Holders of a majority in aggregate principal amount of the Securities then Outstanding, by written notice to the Company and to the Trustee, may rescind and annul such declaration and its consequences; but no such rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon. Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities then outstanding may direct the Trustee in its exercise of any trust or power.

15.  Trustee Dealings with Company.

     The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates or any subsidiary of the Company's Affiliates, and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.

16.  Authentication.

     This Security shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Security.

17.  Abbreviations and Defined Terms.

     Customary abbreviations may be used in the name of a Holder of a Security or an assignee, such as: TEN COM (=tenant in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=Custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

18.  CUSIP Numbers.

     Pursuant to a recommendation promulgated by the Committee on Uniform
Note Identification Procedures, the Company will cause CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such number as printed on the Securities and reliance may be placed only on the other identification numbers printed hereon.

19.  Absolute Obligation.

     No reference herein to the Indenture and no provision of this Security or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

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20.  No Recourse.

     No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in any Security, or because of any indebtedness evidenced thereby, shall be had against any incorporator, past, present or future stockholder, officer or director, as such of the Company or of any successor, either directly or through the Company or of any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Security by the Holder and as part of the consideration for the issue of the Security.

21.  Governing Law.

     This Security shall be construed in accordance with and governed by the laws of the State of New York.
















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